NEWS RELEASE
Lumen Technologies reports first quarter 2022 results

First Quarter 2022 Highlights
•Reported Net Income of $599 million for the first quarter 2022, compared to reported Net Income of $475 million for the first quarter 2021
•Diluted EPS of $0.59 for the first quarter 2022, compared to $0.44 per share for the first quarter 2021. Excluding Special Items, Diluted EPS of $0.63 per share for the first quarter 2022, compared to $0.44 per share for the first quarter 2021
•Generated Adjusted EBITDA of $1.966 billion1 for the first quarter 2022, compared to $2.165 billion for the first quarter 2021, excluding Special Items of $52 million and $8 million, respectively
•Reported Net Cash Provided by Operating Activities of $1.375 billion for the first quarter 2022
•Generated Free Cash Flow of $846 million for the first quarter 2022, compared to $850 million for the first quarter 2021, excluding cash paid for Special Items of $48 million and $41 million, respectively
•Full-year 2022 financial outlook measures updated due to the closing of the 20-state ILEC transaction now being expected in early fourth quarter 2022

DENVER, May 4, 2022 — Lumen Technologies, Inc. (NYSE: LUMN) reported results for the first quarter ended March 31, 2022.
"We maintained healthy margins and cash flow and expect to close our two previously announced large transactions later this year, which will help improve our revenue mix," said Jeff Storey, president and CEO of Lumen. "We are excited by significant recent Enterprise wins, and our Quantum Fiber build is accelerating, both of which provide us confidence as we execute on our plans to drive toward revenue growth."

Total Revenue was $4.676 billion1 for the first quarter 2022, compared to $5.029 billion for the first quarter 2021.

1 First quarter 2022 Total Revenue and Adjusted EBITDA, Excluding Special Items were positively impacted by a non-cash revenue release of $59 million related to support payments received under the Federal Communication Commission's Connect America Fund ("CAF") Phase II program, which lapsed on December 31, 2021. First quarter 2021 Total Revenue and Adjusted EBITDA, Excluding Special Items each included $123 million related to CAF II.

Financial Results

Metric	First Quarter	First Quarter
($ in millions, except per share data)	2022	2021
International and Global Accounts	$999	1,020
Large Enterprise	877	953
Mid-Market Enterprise	636	693
Wholesale	889	929
Business Segment Revenue	3,401	3,595
Mass Markets Segment Revenue(1)	1,275	1,434
Total Revenue(1)	$4,676	5,029
Cost of Services and Products	1,985	2,136
Selling, General and Administrative Expenses	800	756
Stock-based Compensation Expense	23	20
Adjusted EBITDA(1)(2)	1,914	2,157
Adjusted EBITDA, Excluding Special Items(1)(2)(3)	1,966	2,165
Adjusted EBITDA Margin(2)	40.9%	42.9%
Adjusted EBITDA Margin, Excluding Special Items(2)(3)	42.0%	43.1%
Net Cash Provided by Operating Activities	1,375	1,525
Capital Expenditures	577	716
Unlevered Cash Flow(2)	1,183	1,196
Unlevered Cash Flow, Excluding Cash Special Items(2)(4)	1,231	1,237
Free Cash Flow(2)	798	809
Free Cash Flow, Excluding Cash Special Items(2)(4)	846	850
Net Income(5)	599	475
Net Income, Excluding Special Items(2)(5)(6)	636	475
Net Income per Common Share - Diluted	0.59	0.44
Net Income per Common Share - Diluted, Excluding Special Items(2)(5)(6)	0.63	0.44
Weighted Average Shares Outstanding (in millions) - Diluted	1,015.2	1,091.6

(1) First quarter 2022 Total Revenue and Adjusted EBITDA, Excluding Special Items were positively impacted by a non-cash revenue release of $59 million related to support payments received under the Federal Communication Commission's Connect America Fund ("CAF") Phase II program, which lapsed on December 31, 2021. First quarter 2021 Total Revenue and Adjusted EBITDA, Excluding Special Items each included $123 million related to CAF II.

(2) See the attached schedules for definitions of non-GAAP metrics and reconciliations to GAAP figures.
(3) Excludes Special Items in the amounts of (i) $52 million for the first quarter of 2022 and (ii) $8 million for the first quarter of 2021.
(4) Excludes cash paid for Special Items of (i) $48 million for the first quarter of 2022 and (ii) $41 million for the first quarter of 2021.
(5) Since designating our Latin American business and our 20-state ILEC business as held for sale on July 25, 2021 and August 3, 2021, respectively, we have ceased recording depreciation of property, plant and equipment and amortization of finite-lived intangible assets and right-of-use assets with respect to these assets. We estimate that we would have recorded an additional $170 million of depreciation, intangible amortization, and amortization of right-of use assets for the quarter ended March 31, 2022 if our Latin American and 20-state ILEC businesses had not been designated as held for sale.

(6) Excludes Special Items (net of the income tax effect thereof) in the amounts of (i) $37 million for the first quarter of 2022 and (ii) zero for the first quarter of 2021.

Revenue	First Quarter	Fourth Quarter	QoQ Percent	First Quarter	YoY Percent
($ in millions)	2022	2021	Change	2021	Change
By Business Sales Channel
International and Global Accounts	$999	1,025	(3)%	1,020	(2)%
Large Enterprise	877	931	(6)%	953	(8)%
Mid-Market Enterprise	636	647	(2)%	693	(8)%
Wholesale	889	891	—%	929	(4)%
Business Segment Revenue	3,401	3,494	(3)%	3,595	(5)%
Mass Markets Segment Revenue	1,275	1,353	(6)%	1,434	(11)%
Total Revenue	$4,676	4,847	(4)%	5,029	(7)%

Cash Flow
Free Cash Flow, excluding Special Items, was $846 million in the first quarter 2022, compared to $850 million in the first quarter 2021.

As of March 31, 2022, Lumen had cash and cash equivalents of $366 million.

2022 Reporting Changes
For Mass Markets segment revenue, the Company made previously announced changes to the product categories in the first quarter 2022 to better align financial reporting with how management and investors view the business. These changes include the creation of new product categories, "Fiber Broadband," "Other Broadband" and "Voice and Other," which now includes support revenue.
Prior period Mass Markets segment revenue including 2020 and 2021 has been recast to align with the current presentation shown below and is available in the Financial Trending Schedule found on the Company's Investor Relations website:

Mass Markets	First Quarter 2022	First Quarter 2021
By Product Category
($ in millions)
Fiber Broadband	$145	122
Other Broadband(1)	610	648
Voice and Other	520	664
Total Revenue	$1,275	1,434

(1) Other broadband revenue primarily includes revenue from lower speed copper-based broadband services marketed under the CenturyLink brand.

2022 Financial Outlook
Due to the below-described changes in the anticipated timing of our pending divestitures, management updated its full-year 2022 financial outlook as follows:

Metric (1)(2)	Current Outlook(3)	Previous Outlook(4)
Adjusted EBITDA	$6.9 to $7.1 billion	$6.5 to $6.7 billion
Free Cash Flow(5)	$2.0 to $2.2 billion	$1.6 to $1.8 billion
Net Cash Interest	$1.3 to $1.4 billion	$1.3 to $1.4 billion
GAAP Interest Expense	$1.350 billion	$1.350 billion
Dividends(6)	$1.00 per share	$1.00 per share
Capital Expenditures	$3.2 to $3.4 billion	$3.2 to $3.4 billion
Depreciation and Amortization	$3.2 to $3.4 billion	$3.2 to $3.4 billion
Stock-based Compensation Expense	~$150 million	~$150 million
Cash Income Taxes	~$100 million	~$100 million
Full Year Effective Income Tax Rate	~26%	~26%

(1) For definitions of non-GAAP metrics and reconciliations to GAAP figures, see the attached schedules and our Investor Relations website.
(2) Outlook measures in this chart and the accompanying schedules (i) exclude the effects of Special Items, future changes in our operating or capital allocation plans, unforeseen changes in regulation, laws or litigation, and other unforeseen events or circumstances impacting our financial performance and (ii) speak only as of May 4, 2022. See “Forward-Looking Statements.”

(3) Current outlook measures include accounting impacts of assets and liabilities held for sale and assume the pending sales of Lumen's LATAM business and 20-state ILEC business would be completed in the third quarter of 2022 and the fourth quarter of 2022, respectively, resulting in updated guidance which includes 2022 financial contributions of two quarters and three quarters, respectively, for each business.

(4) Refers to full-year 2022 financial outlook provided on Feb. 9, 2022, which assumed two quarters of financial contributions for each business.
(5) Assumes no discretionary pension plan contributions during 2022 and excludes any contributions related to the 20-state ILEC business transaction.
(6) Based on common stock outstanding as of Dec. 31. 2021 as well as expected accrued dividends. Given our $1.00 per share dividend outlook, this implies cash dividends of approximately $1.040 billion.

Investor Call
Lumen’s management team will host a conference call at 5:00 p.m. ET today, May 4, 2022. The conference call will be streamed live over the Lumen website at ir.lumen.com. Additional information regarding first quarter 2022 results, including the presentation materials management will review during the conference call, will be available on the Investor Relations website prior to the call. If you are unable to join the call via the web, the call can be accessed live at +1 877-283-5145 (U.S. Domestic) or +1 312-281-1201 (International).

A telephone replay of the call will be available beginning at 8:00 p.m. ET on May 4, 2022, and ending August 2, 2022, at 8:00 p.m. ET. The replay can be accessed by dialing +1 800-633-8284 (U.S. Domestic) or +1 402-977-9140 (International), reservation code 22017396. A webcast replay of the call will also be available on our website beginning at 7:00 p.m. ET on May 4, 2022, and ending August 1, 2022, at 6:00 p.m. ET.

Media Relations Contact:	Investor Relations Contact:
Esmeralda Cameron	Mike McCormack, CFA
esmeralda.cameron@lumen.com	mike.mccormack@lumen.com
+1 201-306-4197	+1 720-888-3514

About Lumen Technologies and the People of Lumen:
Lumen Technologies Inc. (NYSE: LUMN) is guided by our belief that humanity is at its best when technology advances the way we live and work. With approximately 500,000 route fiber miles and serving customers in more than 60 countries, we deliver the fastest, most secure platform for applications and data to help businesses, government and communities deliver amazing experiences.

Learn more about the Lumen network, edge cloud, security, communication and collaboration solutions and our purpose to further human progress through technology at news.lumen.com, LinkedIn: /lumentechnologies, Twitter: @lumentechco, Facebook: /lumentechnologies, Instagram: @lumentechnologies and YouTube: /lumentechnologies. Lumen and Lumen Technologies are registered trademarks of Lumen Technologies LLC in the United States. Lumen Technologies LLC is a wholly-owned affiliate of Lumen Technologies, Inc.

Forward-Looking Statements
Except for historical and factual information, the matters set forth in this release and other of our oral or written statements identified by words such as “estimates,” “expects,” “anticipates,” “believes,” “plans,” “intends,” “will,” and similar expressions are forward-looking statements as defined by the federal securities laws, and are subject to the “safe harbor” protections thereunder. These forward-looking statements are not guarantees of future results and are based on current expectations only, are inherently speculative, and are subject to a number of assumptions, risks and uncertainties, many of which are beyond our control. Actual events and results may differ materially from those anticipated, estimated, projected or implied by us in those statements if one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect. Factors that could affect actual results include but are not limited to: the effects of competition from a wide variety of competitive providers, including decreased demand for our more mature service offerings and increased pricing pressures; the effects of new, emerging or competing technologies, including those that could make our products less desirable or obsolete; our ability to successfully and timely attain our key operating imperatives, including simplifying and consolidating our network, simplifying and automating our service support systems, attaining our Quantum Fiber buildout plans, strengthening our relationships with customers and attaining projected cost savings; our ability to safeguard our network, and to avoid the adverse impact of possible cyber-attacks, security breaches, service outages, system failures, or similar events impacting our network or the availability and quality of our services; the effects of ongoing changes in the regulation of the communications industry, including the outcome of legislative, regulatory or judicial proceedings relating to content liability standards, intercarrier compensation, universal service, service standards, broadband deployment, data protection, privacy and net neutrality; our ability to effectively retain and hire key personnel and to successfully negotiate collective bargaining agreements on reasonable terms without work stoppages; possible changes in customer demand for our products and services, including increased demand for high-speed data transmission services; our ability to successfully maintain the quality and profitability of our existing product and service offerings and to introduce profitable new offerings on a timely and cost-effective basis; our ability to generate cash flows sufficient to fund our financial commitments and objectives, including our capital expenditures, operating costs, debt repayments, dividends, pension contributions and other benefits payments; our ability to successfully and timely implement our corporate strategies, including our deleveraging strategy; our ability to successfully and timely consummate our pending divestitures on the terms proposed, to realize the anticipated benefits therefrom, and to operate our retained business successfully thereafter; changes in our operating plans, corporate strategies, dividend payment plans or other capital allocation plans, whether based upon changes in our cash flows, cash requirements, financial performance, financial position, market or regulatory conditions, or otherwise; the impact of any future material acquisitions or divestitures that we may transact; the negative impact of increases in the costs of our pension, health, post-employment or other benefits, including those caused by changes in markets, interest rates, mortality rates, demographics or regulations; the potential negative impact of customer complaints, government investigations, security breaches or service outages impacting us or our industry; adverse changes in our access to credit markets on favorable terms, whether caused by changes in our financial position, lower credit ratings, unstable markets or otherwise; our ability to meet the terms and conditions of our debt obligations and covenants, including our ability to make transfers of cash in compliance therewith; our ability to maintain favorable relations with our securityholders, key business partners, suppliers, vendors, landlords and financial institutions; our ability to meet evolving environmental, social and governance ("ESG") expectations and benchmarks, and effectively communicate and implement our ESG strategies; our ability to collect our receivables from, or continue to do business with, financially-troubled customers, including, but not limited to, those adversely impacted by the economic dislocations caused by the COVID-19 pandemic; our ability to use our net operating loss carryforwards in the amounts projected; our ability to continue to use or renew intellectual property used to conduct our operations; any adverse developments in legal or regulatory proceedings involving us; changes in tax, pension, healthcare or other laws or regulations, in governmental support programs, or in general government funding levels, including those arising from recently-enacted federal legislation promoting broadband spending; the effects of changes in accounting policies, practices or assumptions, including changes that could potentially require additional future impairment charges; continuing uncertainties regarding the impact that COVID-19 disruptions and vaccination policies could have on our business, operations, cash flows and corporate initiatives; the effects of adverse weather, terrorism, epidemics, pandemics, rioting, societal unrest, or other natural or man-made disasters or disturbances; the potential adverse effects if our internal controls over financial reporting have weaknesses or deficiencies, or otherwise fail to operate as intended; the effects of more general factors such as changes in interest rates, in inflation, in exchange rates, in operating costs, in public policy, in the views of financial analysts, or in general market, labor, economic or geo-political conditions; and other risks referenced from time to time in our filings with the U.S. Securities and Exchange Commission. You are cautioned not to unduly rely upon our forward-looking statements, which speak only as of the date made. We undertake no obligation to publicly update or revise any forward-looking statements for any reason, whether as a result of new information, future events or developments, changed circumstances, or otherwise. Furthermore, any information about our intentions contained in any of our forward-looking statements reflects our intentions as of the date of such forward-looking statement, and is based upon, among other things, regulatory, technological, industry, competitive, economic and market conditions, and our related assumptions, as of such date. We may change our intentions, strategies or plans without notice at any time and for any reason.

Reconciliation to GAAP
This release includes certain historical and forward-looking non-GAAP financial measures, including but not limited to Adjusted EBITDA, Free Cash Flow, Unlevered Cash Flow, and adjustments to GAAP and non-GAAP measures to exclude the effect of Special Items. In addition to providing key metrics for management to evaluate the company’s performance, we believe these measurements assist investors in their understanding of period-to-period operating performance and in identifying historical and prospective trends.
Reconciliations of non-GAAP financial measures to the most comparable GAAP measures are included in the attached financial schedules. Reconciliation of additional non-GAAP historical financial measures that may be discussed during the call described above, along with further descriptions of non-GAAP financial measures, will be available in the Investor Relations portion of the company’s website at http://ir.lumen.com. Non-GAAP measures are not presented to be replacements or alternatives to the GAAP measures, and investors are urged to consider these non-GAAP measures in addition to, and not in substitution for, measures prepared in accordance with GAAP. Lumen may present or calculate its non-GAAP measures differently from other companies.

Lumen Technologies, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
THREE MONTHS ENDED MARCH 31, 2022 AND 2021
(UNAUDITED)
($ in millions, except per share amounts; shares in thousands)
	Three months ended March 31,		Increase / (decrease)
	2022	2021
OPERATING REVENUE	$4,676	5,029	(7)%
OPERATING EXPENSES
Cost of services and products (exclusive of depreciation and amortization)	1,985	2,136	(7)%
Selling, general and administrative	800	756	6%
Depreciation and amortization	808	1,150	(30)%
Total operating expenses	3,593	4,042	(11)%
OPERATING INCOME	1,083	987	10%
OTHER (EXPENSE) INCOME
Interest expense	(352)	(389)	(10)%
Other income (expense), net	70	34	106%
Income tax expense	(202)	(157)	29%
NET INCOME	$599	475	26%

BASIC EARNINGS PER SHARE	$0.59	0.44	34%
DILUTED EARNINGS PER SHARE	$0.59	0.44	34%

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	1,008,430	1,082,474	(7)%
Diluted	1,015,215	1,091,586	(7)%
DIVIDENDS PER COMMON SHARE	$0.25	0.25	—%

Exclude: Special Items(1)	$37	—	nm
NET INCOME EXCLUDING SPECIAL ITEMS	$636	475	34%
DILUTED EARNINGS PER SHARE EXCLUDING SPECIAL ITEMS	$0.63	0.44	43%

(1) Excludes the Special Items described in the accompanying Non-GAAP Special Items table, net of the income tax effect thereof.
nm - Percentages greater than 200% and comparisons between positive and negative values are considered not meaningful.

Lumen Technologies, Inc.
CONSOLIDATED BALANCE SHEETS
AS OF MARCH 31, 2022 AND DECEMBER 31, 2021
(UNAUDITED)
($ in millions)
	March 31, 2022	December 31, 2021
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$366	354
Accounts receivable, less allowance of $111 and $114	1,419	1,544
Assets held for sale	9,025	8,809
Other	962	829
Total current assets	11,772	11,536
Property, plant and equipment, net of accumulated depreciation of $19,635 and $19,271	20,829	20,895
GOODWILL AND OTHER ASSETS
Goodwill	15,976	15,986
Other intangible assets, net	6,785	6,970
Other, net	2,675	2,606
Total goodwill and other assets	25,436	25,562
TOTAL ASSETS	$58,037	57,993
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Current maturities of long-term debt	$156	1,554
Accounts payable	902	758
Accrued expenses and other liabilities
Salaries and benefits	687	860
Income and other taxes	244	228
Current operating lease liabilities	383	385
Interest	207	278
Other	184	232
Liabilities held for sale	2,250	2,257
Current portion of deferred revenue	642	617
Total current liabilities	5,655	7,169
LONG-TERM DEBT	28,397	27,428
DEFERRED CREDITS AND OTHER LIABILITIES
Deferred income taxes, net	4,222	4,049
Benefit plan obligations, net	3,634	3,710
Other	3,847	3,797
Total deferred credits and other liabilities	11,703	11,556
STOCKHOLDERS' EQUITY
Common stock	1,033	1,024
Additional paid-in capital	18,695	18,972
Accumulated other comprehensive loss	(2,047)	(2,158)
Accumulated deficit	(5,399)	(5,998)
Total stockholders' equity	12,282	11,840
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$58,037	57,993

Lumen Technologies, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
THREE MONTHS ENDED MARCH 31, 2022 AND 2021
(UNAUDITED)
($ in millions)

	Three months ended
	March 31, 2022	March 31, 2021
OPERATING ACTIVITIES
Net Income	$599	475
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	808	1,150
Deferred income taxes	179	131
Provision for uncollectible accounts	25	27
Net gain on early retirement of debt	—	(8)
Stock-based compensation	23	20
Changes in current assets and liabilities, net	(249)	(289)
Retirement benefits	(38)	(71)
Changes in other noncurrent assets and liabilities, net	(27)	66
Other, net	55	24
Net cash provided by operating activities	1,375	1,525
INVESTING ACTIVITIES
Capital expenditures	(577)	(716)
Proceeds from sale of property, plant and equipment and other assets	6	35
Other, net	2	6
Net cash used in investing activities	(569)	(675)
FINANCING ACTIVITIES
Net proceeds from issuance of long-term debt	—	891
Payments of long-term debt	(1,474)	(1,176)
Net proceeds from (payments on) revolving line of credit	1,000	(150)
Dividends paid	(271)	(294)
Other, net	(31)	(45)
Net cash used in financing activities	(776)	(774)
Net increase in cash, cash equivalents and restricted cash	30	76
Cash, cash equivalents and restricted cash at beginning of period	409	427
Cash, cash equivalents and restricted cash at end of period	$439	503

Cash, cash equivalents and restricted cash:
Cash and cash equivalents	$366	486
Cash and cash equivalents included in assets held for sale	59	—
Restricted cash	14	17
Total	$439	503

Lumen Technologies, Inc.
OPERATING METRICS
(UNAUDITED)

	March 31, 2022	December 31, 2021	March 31, 2021

Operating Metrics
Mass Markets broadband subscribers
(in thousands)
Fiber broadband subscribers	830	800	720
Other broadband subscribers(1)	3,640	3,720	4,010
Mass Markets total broadband subscribers(2)	4,470	4,520	4,730

Mass Markets broadband enabled
(in millions)
Fiber broadband enabled	2.9	2.8	2.5
Other broadband enabled	26.0	25.8	25.9
Mass Markets total broadband enabled	28.9	28.6	28.4

(1) Other broadband subscribers are customers that primarily subscribe to lower speed copper-based broadband services marketed under the CenturyLink brand.
(2) Mass Markets broadband subscribers are customers that purchase broadband connection service through their existing telephone lines, stand-alone telephone lines, or fiber-optic cables. Our methodology for counting our Mass Markets broadband subscribers includes only those lines that we use to provide services to external customers and excludes lines used solely by us and our affiliates. It also excludes unbundled loops and includes stand-alone Mass Markets broadband subscribers. We count lines when we install the service. Other companies may use different methodologies.

Description of Non-GAAP Metrics

Pursuant to Regulation G, the company is hereby providing definitions of non-GAAP financial metrics and reconciliations to the most directly comparable GAAP measures.

The following describes and reconciles those financial measures as reported under accounting principles generally accepted in the United States (GAAP) with those financial measures as adjusted by the items detailed below and presented in the accompanying news release. These calculations are not prepared in accordance with GAAP and should not be viewed as alternatives to GAAP. In keeping with its historical financial reporting practices, the company believes that the supplemental presentation of these calculations provides meaningful non-GAAP financial measures to help investors understand and compare business trends among different reporting periods on a consistent basis.

We use the term Special Items as a non-GAAP measure to describe items that impacted a period’s statement of operations for which investors may want to give special consideration due to their magnitude, nature or both. We do not call these items non-recurring because, while some are infrequent, others may recur in future periods.
Adjusted EBITDA ($) is defined as net income (loss) from the Statements of Operations before income tax (expense) benefit, total other income (expense), depreciation and amortization, stock-based compensation expense and impairments.

Adjusted EBITDA Margin (%) is defined as Adjusted EBITDA divided by total revenue.

Management believes that Adjusted EBITDA and Adjusted EBITDA Margin are relevant and useful metrics to provide to investors, as they are an important part of our internal reporting and are key measures used by management to evaluate profitability and operating performance of Lumen and to make resource allocation decisions. Management believes such measures are especially important in a capital-intensive industry such as telecommunications. Management also uses Adjusted EBITDA and Adjusted EBITDA Margin (and similarly uses these terms excluding Special Items) to compare our performance to that of our competitors and to eliminate certain non-cash and non-operating items in order to consistently measure from period to period our ability to fund capital expenditures, fund growth, service debt and determine bonuses. Adjusted EBITDA excludes non-cash stock compensation expense and impairments because of the non-cash nature of these items. Adjusted EBITDA also excludes interest income, interest expense and income taxes, and in our view constitutes an accrual-based measure that has the effect of excluding period-to-period changes in working capital and shows profitability without regard to the effects of capital or tax structure. Adjusted EBITDA also excludes depreciation and amortization expense because these non-cash expenses primarily reflect the impact of historical capital investments, as opposed to the cash impacts of capital expenditures made in recent periods, which may be evaluated through cash flow measures. Adjusted EBITDA further excludes the gain (or loss) on extinguishment and modification of debt and other income (expense), net, because these items are not related to the primary business operations of Lumen.

There are material limitations to using Adjusted EBITDA as a financial measure, including the difficulty associated with comparing companies that use similar performance measures whose calculations may differ from our calculations. Additionally, by excluding the above-listed items, Adjusted EBITDA may exclude items that investors believe are important components of our performance. Adjusted EBITDA and Adjusted EBITDA Margin (either with or without Special Items) should not be considered a substitute for other measures of financial performance reported in accordance with GAAP.

Unlevered Cash Flow is defined as net cash provided by (used in) operating activities less capital expenditures, plus cash interest paid and less interest income, all as disclosed in the Statements of Cash Flows or the Statements of Operations. Management believes that Unlevered Cash Flow is a relevant metric to provide to investors, because it reflects the operational performance of Lumen and, measured over time, enables management and investors to monitor the underlying business’ growth pattern and ability to generate cash. Unlevered Cash Flow excludes cash used for acquisitions and debt service and the impact of exchange rate changes on cash and cash equivalents balances.

There are material limitations to using Unlevered Cash Flow to measure our cash performance as it excludes certain material items that investors may believe are important components of our cash flows. Comparisons of our Unlevered Cash Flow to that of some of our competitors may be of limited usefulness since Lumen does not currently pay a significant amount of income taxes due to net operating loss carryforwards, and therefore, currently generates higher cash flow than a comparable business that does pay income taxes. Additionally, this financial measure is subject to variability quarter over quarter as a result of the timing of payments related to accounts receivable, accounts payable, payroll and capital expenditures. Unlevered Cash Flow should not be used as a substitute for net change in cash, cash equivalents and restricted cash in the Consolidated Statements of Cash Flows.

Free Cash Flow is defined as net cash provided by (used in) operating activities less capital expenditures as disclosed in the Statements of Cash Flows. Management believes that Free Cash Flow is a relevant metric to provide to investors, as it is an indicator of our ability to generate cash to service our debt. Free Cash Flow excludes cash used for acquisitions, principal repayments and the impact of exchange rate changes on cash and cash equivalents balances.

There are material limitations to using Free Cash Flow to measure our performance as it excludes certain material items that investors may believe are important components of our cash flows. Comparisons of our Free Cash Flow to that of some of its competitors may be of limited usefulness since Lumen does not currently pay a significant amount of income taxes due to net operating loss carryforwards, and therefore, generates higher cash flow than a comparable business that does pay income taxes. Additionally, this financial measure is subject to variability quarter over quarter as a result of the timing of payments related to interest expense, accounts receivable, accounts payable, payroll and capital expenditures. Free Cash Flow should not be used as a substitute for net change in cash, cash equivalents and restricted cash on the Consolidated Statements of Cash Flows.

Lumen Technologies, Inc.
Non-GAAP Special Items
(UNAUDITED)
($ in millions)

	Actual QTD
Special Items Impacting Adjusted EBITDA	1Q22	1Q21
Consumer and other litigation	$—	8
Severance	2	—
Transaction and separation costs(1)	50	—
Total Special Items impacting Adjusted EBITDA	$52	8

	Actual QTD
Special Items Impacting Net Income	1Q22	1Q21
Consumer and other litigation	$—	8
Gain on early retirement of debt (2)	—	(8)
Severance	2	—
Transaction and separation costs(1)	50	—
Income from transition and separation services(3)	(3)	—
Total Special Items impacting Net Income	49	—
Income tax effect of Special Items(4)	(12)	—
Total Special Items impacting Net Income, net of tax	$37	—

(1) Transaction and separation costs associated with the pending sale of our Latin American business to Stonepeak for $2.7 billion announced July 26, 2021 and the pending sale of our ILEC (incumbent local exchange carrier) business in 20 states for $7.5 billion announced August 3, 2021, and the evaluation of other potential transactions.

(2) Reflects a gain as a result of $1.1 billion in early debt retirement in Q1 2021. There were no comparable gains or losses during Q1 2022.
(3) Income from transition and separation services includes charges we bill for transition services agreements and IT professional services provided in connection with pending divestiture transactions.

(4) Tax effect calculated using the annualized effective statutory tax rate, excluding any non-recurring discrete items, which was 24.6% for Q1 2022 and 24.5% for Q1 2021.

Lumen Technologies, Inc.
Non-GAAP Cash Flow Reconciliation
(UNAUDITED)
($ in millions)
	Actual QTD
	1Q22	1Q21
Net cash provided by operating activities	$1,375	1,525
Capital expenditures	(577)	(716)
Free Cash Flow	798	809
Cash interest paid	386	387
Interest income	(1)	—
Unlevered Cash Flow	$1,183	$1,196

Free Cash Flow	$798	$809
Add back: Severance	16	22
Add back: Consumer and other litigation(1)	—	19
Add back: Transaction and separation costs(1)	32	—
Free Cash Flow excluding cash Special Items	$846	$850

Unlevered Cash Flow	$1,183	$1,196
Add back: Severance	16	22
Add back: Consumer and other litigation(1)	—	19
Add back: Transaction and separation costs(1)	32	—
Unlevered Cash Flow excluding cash Special Items	$1,231	$1,237

(1) Refer to Non-GAAP Special Items table for details of the Special Items impacting cash included above.

Lumen Technologies, Inc.
Adjusted EBITDA Non-GAAP Reconciliation
(UNAUDITED)
($ in millions)
	Actual QTD
	1Q22	1Q21
Net income	$599	475
Income tax expense	202	157
Total other expense, net	282	355
Depreciation and amortization expense	808	1,150
Stock-based compensation expense	23	20
Adjusted EBITDA	$1,914	2,157

Add back: Severance	$2	—
Add back: Other Special Items(1)	—	8
Add back: Transaction and separation costs(1)	50	—
Adjusted EBITDA excluding Special Items	$1,966	2,165

Total revenue	$4,676	5,029

Adjusted EBITDA margin	40.9%	42.9%
Adjusted EBITDA margin excluding Special Items	42.0%	43.1%

(1) Refer to Non-GAAP Special Items table for details of the Special Items included above.

Outlook

To enhance the information in our outlook with respect to non-GAAP metrics, we are providing a range for certain GAAP measures that are components of the reconciliation of the non-GAAP metrics. The provision of these ranges is in no way meant to indicate that Lumen is explicitly or implicitly providing an outlook on those GAAP components of the reconciliation. In order to reconcile the non-GAAP financial metric to GAAP, Lumen has to use ranges for the GAAP components that arithmetically add up to the non-GAAP financial metric. While Lumen believes that it has used reasonable assumptions in connection with developing the outlook for its non-GAAP financial metrics, it fully expects that the ranges used for the GAAP components will vary from actual results. We will consider our outlook of non-GAAP financial metrics to be accurate if the specific non-GAAP metric is met or exceeded, even if the GAAP components of the reconciliation are different from those provided in an earlier reconciliation.

Lumen Technologies, Inc.
2022 OUTLOOK (1) (2) (3) (4) (5)
(UNAUDITED)
($ in millions)

Adjusted EBITDA Outlook
Twelve Months Ended December 31, 2022
	Range
	Low	High
Net income	$1,385	1,875
Income tax expense	490	650
Total other expense	1,450	1,250
Depreciation and amortization expense	3,400	3,200
Stock-based compensation expense	175	125
Adjusted EBITDA	$6,900	$7,100

Free Cash Flow Outlook
Twelve Months Ended December 31, 2022
	Range
	Low	High
Net cash provided by operating activities	$5,200	5,600
Capital expenditures	(3,200)	(3,400)
Free Cash Flow	$2,000	2,200

(1) For definitions of non-GAAP metrics and reconciliation to GAAP figures, see the above schedules and our Investor Relations website.

(2) Outlook measures in this chart (i) exclude the effects of Special Items, future changes in our operating or capital allocation plans, unforeseen changes in regulation, laws or litigation, and other unforeseen events or circumstances impacting our financial performance and (ii) speak only as of May 4, 2022. See “Forward-Looking Statements.”

(3) Current outlook measures include accounting impacts of assets and liabilities held for sale and assume the pending sales of Lumen's LATAM business and 20-state ILEC business would be completed in the third quarter of 2022 and the fourth quarter of 2022, respectively, resulting in updated guidance which includes 2022 financial contributions of two quarters and three quarters, respectively, for each business.

(4) Assumes no discretionary pension plan contributions during 2022 and excludes any contributions related to the 20-state ILEC business transaction.

(5) Based on common stock outstanding as of Dec. 31. 2021 as well as expected accrued dividends. Given our $1.00 per share dividend outlook, this implies cash dividends of approximately $1.040 billion.